CARTER, LEDYARD & MILBURN
                       COUNSELLORS AT LAW
                          2 WALL STREET
                    NEW YORK, NEW YORK  10005


                       September 30, 2002



JPMorgan Chase Bank, as Trustee of
FT 669
4 Chase MetroTech Center
3rd Floor
Brooklyn, New York  11245

Attention:     Ms. Rosalia Koopman
               Vice President


     Re:                         FT 669

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in FT 669 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated November 20, 1991, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios, L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and JPMorgan Chase Bank as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that the Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-98845) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                                    Very truly yours,



                                    CARTER, LEDYARD & MILBURN